EXHIBIT 99.1

Contact:	George Powlick
Chief Financial Officer
(818) 706-5100

K-SWISS REPORTS FIRST QUARTER RESULTS

WESTLAKE VILLAGE, Calif. (April 24, 2003)—K-Swiss Inc. (NASDAQ/NM: KSWS) today announced results for the first quarter ended March 31, 2003.

Financial Highlights

Net earnings for the first quarter of 2003 increased 41.1% to $13,644,000, or $0.72 per diluted share, compared with $9,668,000, or $0.49 per diluted share, in the prior-year period.

For the first quarter of 2003, total worldwide revenues increased 43.7% to $115,933,000 compared with $80,671,000 in the prior-year period. Domestic revenues increased 43.7% to $100,814,000 in the first quarter, and international revenues increased 44.0% to $15,119,000.

Futures Orders

Worldwide futures orders with start ship dates from April through September 2003 increased 62.8% to $171,779,000 at March 31, 2003, compared with $105,495,000 at March 31, 2002. Domestic futures orders increased 68.0% to $152,446,000 at March 31, 2003, from $90,756,000 at March 31, 2002. International futures orders increased 31.2% to $19,333,000 at March 31, 2003, from $14,739,000 the previous year.

Stock Repurchase Program

The Company purchased 475,400 shares of Class A Common Stock during the first quarter of 2003 for a total expenditure of approximately $11,064,000 as part of its stock repurchase program. Since August 1996, K-Swiss has purchased a total of 11.3 million shares of Class A Common Stock for a total expenditure of $100.7 million.

Commenting on the announcement, Steven Nichols, Chairman of the Board and President, stated, “The momentum in Classics we established last year has now been extended to the entire K-Swiss brand. With revenue increases in virtually every product category and at-once business higher than we had anticipated, we were able to post record first quarter revenues and earnings that surpassed our previous expectations. We believe the high levels of sell through at retail and the sustained growth in our backlog are good indicators that retailers continue to choose proven sellers such as our Classics in today’s retail environment. This trend should play right to our strengths.”

K-Swiss also issued guidance for 2003. The Company expects revenues for the second quarter of 2003 will be in the range of $114 to $117 million and earnings per diluted share to be in the range of $0.60 to $0.65. The Company expects full year revenues to be $390 to $400 million and expects to report full year earnings per diluted share of approximately $2.05 to $2.15.

These estimates reflect the continued investments in marketing and product development for the National Geographic and Royal Elastics brands as well as the expansion of European operations and are

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KSWS Reports First Quarter Results

April 24, 2003

based upon the following assumptions: gross margins will be approximately 44% for the year; SG&A will not rise above $108 million for the year; cancellations will be moderate; and the Company’s growth initiatives with respect to National Geographic and Royal Elastics will not exceed a net loss of $0.40 per share for the entire year.

Mr. Nichols added, “Our priorities for 2003 remain unchanged – sustaining the K-Swiss momentum through responsive, innovative products and focused marketing, developing the National Geographic and Royal Elastics brands and expanding our presence in Europe and Asia. While our progress has certainly been much greater in regards to the K-Swiss brand and international sales, we are committed to achieving the potential that exists in both National Geographic and Royal Elastics.”

The per share results reported herein reflect the effect of the two-for-one stock split which was distributed on June 21, 2002, to stockholders of record on June 7, 2002.

Investor Conference Call and Web Simulcast

K-Swiss will conduct a conference call on its first quarter 2003 earnings release on April 24, 2003, at 10:00 am EDT. The number to call for this interactive teleconference is (719) 457-2633. A replay of this conference call will be available until May 1, 2003, by dialing (719) 457-0820 and entering the passcode, 433018.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss’ quarterly conference call will be available online at www.streetevents.com and www.companyboardroom.com on April 24, 2003, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through May 8, 2003.

K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics and National Geographic brands. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear. National Geographic Footwear, under an exclusive license from the National Geographic Society, offers outdoor-oriented and casual footwear.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company’s training shoe and new Limited Edition lines, National Geographic brand and Royal Elastics brand, market acceptance of the Company’s casual product in Europe, customer demand, competition, the impact of terrorism and or a potential global conflict on the worldwide economy, disruptions in production and delivery of product from Asia due to severe acute respiratory syndrome (SARS) and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company’s business, is set forth in the Company’s periodic filings, including its Form 10-Q for the quarter ended March 31, 2003, which is currently on file with the SEC. “Backlog” as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of “future” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

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KSWS Reports First Quarter Results

April 24, 2003

K-Swiss Inc. Consolidated Statements of Earnings

(In thousands, except earnings per share data)

	Three Months Ended
	March 31,
	(Unaudited)
	2003	2002
Revenues	$115,933	$80,671
Cost of goods sold	65,462	44,640

Gross profit	50,471	36,031
Selling, general and administrative expenses	28,035	20,001

Operating profit	22,436	16,030
Interest income, net	116	197

Earnings before income taxes	22,552	16,227
Income tax expense	8,908	6,559

Net earnings	$13,644	$9,668

Basic earnings per share	$0.77	$0.52

Diluted earnings per share	$0.72	$0.49

Weighted average number of shares outstanding
Basic	17,781	18,485
Diluted	18,911	19,862

K-Swiss Inc. Condensed Balance Sheets

(In thousands)

ASSETS
	March 31,
	2003	2002
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$47,785	$64,806
Accounts receivable, net	78,636	51,475
Inventories	45,628	32,978
Prepaid expenses and other	2,022	1,169
Deferred taxes	3,667	1,408

Total current assets	177,738	151,836
PROPERTY, PLANT AND EQUIPMENT, NET	8,535	8,018
OTHER ASSETS
Intangible assets	7,295	8,297
Other	4,260	3,427

	11,555	11,724

	$197,828	$171,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank lines of credit	$—	$570
Trade accounts payable	13,269	5,512
Accrued liabilities	27,835	20,349

Total current liabilities	41,104	26,431
OTHER LIABILITIES	7,107	5,010
DEFERRED TAXES	6,408	7,305
STOCKHOLDERS’ EQUITY	143,209	132,832

	$197,828	$171,578

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